Exhibit 99.1

            Imagination in Education

PCS EDVENTURES! ANNOUNCES CFO DEPARTURE

Boise, Idaho – December 21, 2007 - PCS Edventures!.com, Inc. (OTCBB: PCSV-News) today announced that Shannon M. Stith has resigned as Vice President and CFO effective January 15, 2008, after which she will be employed on a part-time basis until a qualified replacement is determined.

Tony Maher, PCS CEO said, “In a perfect world, we would have had a bit more lead time and have had the opportunity for a more smooth transition, but we are thrilled for Shannon and her new opportunity.  It simply was something she could not turn down and I fully support her going.  We are in a national search for a CFO, who is also a CPA, because we feel like as we grow, we need to reach a certain level of sophistication in our CFO.  In the meantime, I will act as Interim CFO until we finalize whom we will hire.  Our current Assistant to the CFO, Krystal Wright, who already manages the day-to-day accounting functions, will remain.”

Shannon Stith said, “Working for PCS has been a fantastic experience.  The products that this Company has in its lineup are the most creative, beneficial things I have seen in educational products.  The things happening with PCS now and in the future are absolutely amazing.  I am sad to be leaving such a great company, but I could not pass up the opportunity that was presented.”

About PCS Edventures!

PCS Edventures! is the recognized leader in the design, development and delivery of products and services rich in technology, imagination, innovation, and creativity that make learning easier, more engaging, and more effective at all levels.  Our product lines range from hands-on learning labs in technology-rich subjects like engineering, science, math, robotics, IT, and electronics.  PCS programs operate in over 3,500 sites in all 50 United States as well as in 15 countries Internationally.  Additional information is at http://www.edventures.com

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Contact Information:

Financial Contact:  Shannon M. Stith 1.800.429.3110 X 101

Investor Contact:  Anthony A. Maher 1.800.429.3110 X 102,  tonymaher@pcsedu.com

Web Site:               www.edventures.com